Exhibit 5.1

Dennis Brovarone
Attorney and Counselor at Law
18 Mountain Laurel Drive, Littleton, CO 80127
Phone 303-466-4092 / Fax 303-466-4826
www.brovaronelaw.com

April 21, 2011

Board of Directors
Rodobo International, Inc.
380 Changjiang Road, Nangang District,
Harbin, PRC, 150001

Re:	Registration Statement on Form S-8

Gentlemen:

I have acted as special Nevada counsel to Rodobo International, Inc. (the “Corporation”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission pertaining to the registration under the Securities Act of 1933, as amended, of up to 2,000,000 shares of Common Stock (the “Shares”) to be filed on or about the date hereof.

I have examined instruments, documents and records, which are deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/Dennis Brovarone
Dennis Brovarone